Exhibit 99.1

March 8, 2019

GigCapital, Inc. Confirms Receipt of Sponsor and Founder Funds to Extend Period of Time to Consummate Business Combination

PALO ALTO, Calif.—(BUSINESS WIRE)— GigCapital, Inc., (NYSE: GIG, GIG.U, GIG.RT, and GIG.WS) (“GigCapital”) a Technology, Media and Telecom (TMT) Private-to-Public Equity (PPE)™ corporation, today announced that the GigCapital Sponsor and Founders collectively have deposited into the GigCapital trust account (the “Trust Account”) an aggregate of $1,437,500.00, representing $0.10 per public share. As a result of the deposit into the Trust Account, the period of time that GigCapital has to complete the previously announced proposed transaction with Kaleyra S.p.A. has been extended by three months until June 12, 2019.

About GigCapital, Inc.

GigCapital, Inc. (NYSE: GIG, GIG.U, GIG.RT, and GIG.WS), is a Private-to-Public Equity (PPE)™ company, (also known as a Blank-Check or Special Purpose Acquisition Company (“SPAC”)), sponsored by GigAcquisitions, LLC, and sole-managed by GigFounders, LLC (www.gigfoundersglobal.com). All were founded in 2017 by Dr. Avi Katz. The GigCapital Group companies are led by an affiliated team of technology industry experts, deploying a unique Mentor-Investors™ methodology to partner with exceptional privately-held and non-U.S. public technology companies of dedicated solid entrepreneurs. The GigCapital Group companies offer financial, operational and executive mentoring to U.S. and global private, and non-U.S. public companies, in order to accelerate their path from inception and as a privately-held entity into the growth-stage as a publicly traded company in the U.S. The partnership of the GigCapital Group with these companies continues through an organic and roll-up strategy growth post the transition to a public company. For more information, visit www.gigcapitalglobal.com.

“Private-to-Public Equity (PPE)” and “Mentor-Investor” are trademarks of GigFounders, LLC, used pursuant to agreement.

Contacts

GigCapital:

Darrow Associates, Inc.

Jim Fanucchi

+1 (408) 404-5400

ir@gigcapitalglobal.com